Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into effective this 28th day of June, 2021 (the “Effective Date”) by and between Surna Inc., a Nevada corporation whose address is 1780 55th Street, Boulder, Colorado 80301 (the “Company”) and R. Brian Knaley, an adult resident of the State of Colorado (the “Executive”). The Executive and the Company may be referred to herein individually as a “Party” or collectively as the “Parties.”

AGREED ACKNOWLEDGMENTS

A. The Company is engaged in the development, design and distribution of cultivation technologies for controlled environment agriculture for state-regulated cannabis cultivation facilities and traditional indoor agricultural facilities, including lighting, environmental control and air sanitation designed to meet the specific environmental conditions required for indoor cultivation and to reduce energy and water consumption (the “Business”).

B. In connection with the Business, the Company manufactures or is developing, sells and delivers the following products and services: (i) liquid-based process cooling and climate control systems, (ii) reflectors and lighting systems, including water-cooled reflectors, (iii) a full-service engineering package for designing and engineering commercial scale thermodynamic systems specific to indoor cultivation facility conditions, (iv) automation and control devices, systems and technologies used for environmental, lighting and climate control in indoor cultivation facilities, (v) a comprehensive, hybrid cultivation facility design and building utilizing sunlight and a high-power LED lighting system, and (vi) and other products, services, and technologies now or hereafter developed related to the foregoing (collectively, the “Products”)

C. The Business of the Company is highly competitive and requires the creation of intimate and prolonged relationships with the Company’s customers because of the custom products developed for individual customers, and the significance of adapting to the marketing plans continually being created by these customers.

D. The Company has invested and will continue to invest considerable sums of time, money, and other resources in developing the confidence and loyalty of its customers and potential customers and to recruit, train, support and compensate its employees and potential employees. In addition, the Company expends significant amounts of time and money to attract, identify, locate, and establish contacts and business relationships with prospective customers. The loss of these existing and prospective relationships with customers, and with existing and potential employees, will cause substantial and irreparable harm to the Company, which cannot be accurately or adequately compensated by money alone.

E. The Company desires to retain the services of the Executive as a member of the Company’s management team. The Executive desires to continue such employment and commits to devote all of the Executive’s business time and attention to services benefiting the Company. Both the Executive and the Company wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company.

F. The Executive acknowledges that, in the course of the Executive’s employment with the Company, the Executive will frequently come into contact with the Company’s customers and suppliers to such an extent that the Executive may be able to control or direct, in whole or in part, the business and relationships between the Company and its customers and suppliers. Accordingly, the Company reposes its trust in the Executive not to disrupt or otherwise misappropriate the customer and supplier relationships developed and/or supported by the Company.

G. The Executive will also, during the course of the Executive’s employment with the Company, have frequent and close contact with the Company’s other executive managers, salespeople, and key staff employees. As a result of the Executive’s position, the Executive will acquire and have access to confidential information concerning the Company’s employees, prospective employees, customers, suppliers, and prospective customers and suppliers that is not easily or generally available to the Company’s competitors.

H. The Executive acknowledges that, by virtue of the Executive’s position with the Company, the Executive will have access to certain secret and confidential business data and information belonging to the Company including, but not limited to: marketing plans, financial strategies, market surveys and assessments, customer and Company technical information, financial statements, budget data, personnel records, customer profiles and purchase requirements, product design, engineering and technical specifications, pricing plans and strategies, sales contracts and proposals, private and confidential discussions with executive managers, legal advice and strategies, performance evaluations, price schedules from suppliers, litigation and planned litigation, capital needs, lists of customers and potential customers, hiring and training goals, internal operation and production reports and schedules, compensation packages, customer account projections, licenses, promotional plans and information, corporate policies for internal operations, bids and proposals by suppliers and to customers, identities and personal profiles of key persons at customers and potential customers, expense data by customer, and other confidential and sensitive business information developed and maintained by the Company.

I. The Company has a valuable and proprietary interest in the confidential information described in paragraph H above and has expended considerable time and money to safeguard and protect such information from direct or indirect divulgence of same by its employees, including the Executive. In addition, as part of the Company’s relationship with each of its customers, the Company assures customers that the unique, confidential, and secret information shared by customers with the Company will be protected from disclosure to and unauthorized use by others. Any divulgence of such information will constitute an irreparable injury to the Company and the Company’s customers.

J. The Executive acknowledges that (i) the Executive’s position with the Company is one of great trust and confidence requiring that the Executive exercise a high degree of loyalty, honesty, and integrity, (ii) the Executive has and will receive substantial and adequate monetary consideration and benefits pursuant to this Agreement, (iii) the Executive has read and understood the terms of this Agreement and signed the same as a free and voluntary act, and (iv) the Executive understands that there is no need to continue employment with the Company, but the Executive has freely chosen to enter into this Agreement because of a desire to take advantage of the specific and unique opportunities offered by continued employment with the Company and the additional benefits provided for herein.

AGREEMENTS

In consideration of the Agreed Acknowledgments and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

1. Acknowledgments. The acknowledgments set forth above are accurate and are hereby incorporated by reference in this Agreement.

2. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company on the terms and conditions set forth in this Agreement.

3. Duties. During the Term (as defined below), the Executive shall be employed by the Company as the Chief Financial Officer (“CFO”) and, as such, the Executive shall have such responsibilities and authority as are customary for a CFO of a publicly traded company of similar size and nature as the Company as may be assigned from time to time by the Company’s Chief Executive Officer (the “CEO”), and shall faithfully perform for the Company the duties of such office and shall report directly to the CEO. At all times during the Term, the Executive shall adhere to all of the Company’s policies, rules and regulations governing the conduct of its employees, including without limitation, any compliance manual, code of ethics, employee handbook or other policies adopted by the Company from time to time. The Company and the Executive acknowledge that the Parties have entered into that certain Indemnification Agreement dated 28 June, 2021 (“D&O Indemnity Agreement”). Beginning with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, the Company and the Executive acknowledge and agree that the Executive will sign the Company’s periodic reports to be filed with the Securities and Exchange Commission (the “SEC”) and will be designated by the Board as the Company’s Principal Financial and Accounting Officer. Subject to the request and approval of the Board, the Executive will serve as the Company’s Treasurer and Secretary.

2

4. Extent of Services. Except for illnesses and vacation periods, the Executive shall devote the Executive’s full business time and attention and the Executive’s best efforts to the performance of the Executive’s duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Executive may participate in charitable, academic, community religious or other non-profit activities, and in trade or professional organizations (the “Permitted Activities”) or such other activities as specifically agreed to in writing by the Company in advance from time to time in the Company’s sole discretion, provided that all of the Executive’s activities outside of the Executive’s duties to the Company, individually or in the aggregate, shall comply with the Company’s conflict of interest policies and corporate governance guidelines as in effect from time to time, do not otherwise interfere with the Executive’s duties and responsibilities to the Company, and do not compete with or adversely affect the Business of the Company. Subject to the provisions of Section 11 herein, the Executive may make any passive investment in any publicly traded entity, or own five percent (5%) or less of the issued and outstanding voting securities of any entity, provided, in any event, that the Executive is not obligated or required to, and shall not in fact, devote any consulting or managerial effort or services in connection therewith, except for the Permitted Activities.

5. Place of Performance. The Executive will perform the Executive’s duties for the Company from the Company’s corporate offices in Boulder, Colorado (the “Corporate Office”), except that the Executive will travel to perform services as required for the proper performance of the Executive’s duties under this Agreement.

6. Term; At-Will Employment; Termination. This Agreement and the Executive’s employment hereunder shall commence on the Effective Date and, subject to earlier termination as provided in this Section 6, shall continue in full force and effect thereafter until June 30, 2024 (the “Initial Term”) and, by mutual written agreement of the Parties, may be extended for a term of one (1) additional year (an “Extended Term”) at the end of the Initial Term, and an additional one (1) year Extended Term at the end of each Extended Term (the last day of the Initial Term and each such Extended Term is referred to herein as a “Term Date”). Notwithstanding any other provision of this Agreement to the contrary, either Party may terminate this Agreement, at any time, with or without Cause (as defined herein), by providing the other Party with thirty (30) days’ prior written notice. During the Term (as defined below) and for so long as the Executive is employed by Company, the Executive shall be an at-will employee of Company. The employment of the Executive by the Company shall terminate immediately upon death of the Executive. Any termination of the Executive’s employment by the Company or by the Executive (other than termination pursuant to death) shall be communicated by written notice of termination to the other Party hereto in accordance with this Agreement. The Executive acknowledges and agrees that this Agreement does not constitute a contract of employment or obligate the Company to employ the Executive for a stated period of time. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extensions or any termination of employment pursuant to this Section 6, and “Date of Termination” shall mean the date the Executive’s employment is terminated in accordance with this Section 6.

3

7. Compensation.

a. Salary. The Company shall pay the Executive an annualized base salary (the “Base Salary”) of $250,000 per year, which shall be payable in equal installments in accordance with the Company’s standard payroll practice from time to time, less customary or legally required withholdings and deductions, for periods actually worked by the Executive. Upon the uplisting of the Company to a national stock exchange (Nasdaq or NYSE), the Base Salary will be increased to $275,000.

b. Non-qualified Stock Options. Upon execution of this Agreement or as soon as practicable thereafter, subject to the approval of the Board (or an authorized committee thereof), the Company shall grant Options (as defined in the Company’s 2017 Equity Incentive Plan, as adopted by the Board on August 1, 2017, as modified and amended by the Company from time to time (the “EIP”)), which shall not be designated as Incentive Stock Options (as defined in the EIP) (the “Non-qualified Stock Options”), to the Executive, which shall be subject to the terms of the EIP and a separate Non-qualified Stock Option Agreement to be executed by the Company and the Executive, substantially in the form attached hereto as Exhibit A. The exercise price of the Non-qualified Stock Options shall be valued at 100% of the Fair Market Value (as defined in the EIP) on the date immediately prior to the date such Non-qualified Stock Options are granted by the Board (the “Grant Date”). As a condition to the Company’s obligations with respect to the Non-qualified Stock Options (including, without limitation, any obligation to deliver any shares of the Company’s common stock upon the exercise of the Non-qualified Stock Options), the Executive shall make arrangements satisfactory to the Company to pay to the Company the exercise price together with any federal, state, local, or foreign taxes of any kind required to be withheld with respect to the delivery of shares of common stock underlying the Non-qualified Stock Options. The number of Non-qualified Stock Options and the vesting schedules thereof are set forth below:

Number of Shares of Common Stock underlying Non-qualified Stock Options	Vesting Schedule

250,000 shares	Vest and become exercisable on the Grant Date

417,000 shares	Vest and become exercisable on June 30, 2022, provided the Executive is employed on June 30, 2022

665,000 shares	Vest and become exercisable on June 30, 2023, provided the Executive is employed on June 30, 2023

668,000 shares	Vest and become exercisable on June 30, 2024, provided the Executive is employed on June 30, 2024

4

c. Incentive Bonus Program. The Executive shall be eligible to receive an annual incentive bonus (each an “Annual Incentive Bonus”) as described in the Company’s Annual Incentive Compensation Plan and Policy (the “Plan”) for each full or partial completed calendar year of employment during the Term as determined by the Board in its sole discretion. Given the agreed upon base salary as set forth above, the Executive will only be eligible for 50% of the incentive award allocated to Executives under the Plan for plan year 2021. If a similar plan is in place for playnyear 2022 and subsequent years, the Executive will be eligible for 100% of the incentive award allocated to Executives under the Plan. The Annual Incentive Bonus for a completed calendar year of employment shall be paid on or before the March 31st immediately following the end of the completed calendar year. Other than as set forth in Section 9, the Executive must be employed by, or be providing services to, the Company or an affiliate of the Company on the date an Annual Incentive Bonus is to be paid to be eligible to receive the Annual Incentive Bonus for such completed calendar year of employment. Payment of the Annual Incentive Bonus may be made in the form of cash, stock bonus (issued pursuant to the EIP), or a combination thereof, as determined in the sole discretion of the Board (or an authorized committee thereof). As a condition to the Company’s obligations with respect to any stock bonus (including, without limitation, any obligation to deliver any shares of Common Stock with respect to any stock bonus), the Executive shall make arrangements satisfactory to the Company to pay to the Company any federal, state, local, or foreign taxes of any kind required to be withheld with respect to the delivery of shares of Common Stock with respect to such stock bonus. The award of any Annual Incentive Bonus shall be determined by the Board in its sole discretion. Notwithstanding the foregoing, the Executive acknowledges and agrees that the Non-qualified Stock Options are the primary form of incentive compensation to which the Executive will be entitled during the Initial Term.

d. Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

8. Fringe Benefits. The Company shall provide the following benefits to the Executive during the Term:

a. Executive Benefit Plans. The Executive will be eligible to participate in any employee benefit plans including, without limitation, group insurance, profit sharing and 401(k) plans, sponsored generally by the Company for its employees as may be offered from time to time. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

b. Vacation. The Executive shall accrue in accordance with the Company’s vacation policy as in effect from time to time twenty (20) days per year of paid vacation time, provided that, any earned but unused vacation in a year may not be carried forward to future years.

c. Personal Days, Sick Leave and Holidays. The Executive shall be entitled to receive paid personal days, sick days and holidays under the guidelines established by the Company from time to time for the Company’s executive and management employees, provided that, any earned but unused personal and sick days in a year may not be carried forward to future years.

d. Business Expense Reimbursement. Subject to the Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, the Company shall reimburse the Executive for reasonable expenses incurred by the Executive in connection with the performance of the Executive’s duties pursuant to this Agreement, including, but not limited to, travel expenses, continuing professional education, professional conventions or similar professional functions and other reasonable business expenses. The Executive agrees to provide the Company with receipts and/or documentation sufficient to permit the Company to take its full business expense deduction. The Company shall have no obligation to reimburse the Executive for expenses claimed if the Executive does not provide sufficient receipts and/or documentation. The Executive shall submit requests for reimbursement of business expenses at least once every month. The Executive shall not be entitled to a corporate credit card, and any frequent flyer miles earned for travel contemplated under this Agreement shall be owned by the Executive.

e. Miscellaneous Benefits. The Executive is also entitled to receive any other fringe benefits that Company may from time to time make available generally to its management employees.

5

9. Effects of Termination.

a. Accrued Benefits. If the employment of the Executive should terminate at the election of the Company with or without Cause, at the election of the Executive, due to the Executive’s death, or upon expiration of the Term, then the Company will pay or provide to the Executive or, in the event of the Executive’s death, to the estate of the Executive:

i. any earned and accrued but unpaid Base Salary through the Date of Termination payable in accordance with the Company’s normal payroll practices;

ii. reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Section 8(d); and

iii. all other applicable payments or benefits to which the Executive shall be entitled under, and paid or provided in accordance with, the terms of any applicable arrangement, plan or program under Section 8(a)-(c) (collectively, Sections 9(a)(i)-(iii), payable in accordance with this Section 9(a), shall be hereafter referred to as the “Accrued Benefits”).

b. Death Benefit. If the employment of the Executive should terminate during the Term due to the Executive’s death, then the Company will pay or provide to the estate of the Executive (in addition to the Accrued Benefits payable under Section 9(a)), subject to Section 9(e), any Board-approved but unpaid Annual Incentive Bonus for any completed period of employment prior to the Executive’s death, payable when the applicable Annual Incentive Bonus for such completed period of employment would have otherwise been paid.

c. Termination by the Company without Cause. If the employment of the Executive should terminate at the election of the Company without Cause, the Company will pay or provide to the Executive (in addition to the Accrued Benefits payable under Section 9(a)), subject to Sections 9(e) and 10:

i. continued payment of the Executive’s Base Salary for a period equal to the lesser of thirty (30) days from the Date of Termination or the then applicable Term Date, whichever occurs first, payable in accordance with the Company’s normal payroll practices (but off employee payroll) (the “Severance Payments”); provided that, the first payment of the Severance Payments shall be made on the fifteenth (15th) day after the Date of Termination, and will include payment of any amount of the Severance Payments that were otherwise due prior thereto; and

ii. any Board-approved but unpaid Annual Incentive Bonus for any completed period of employment prior to the Executive’s termination, payable when the applicable Annual Incentive Bonus for such completed period of employment would have otherwise been paid.

For purposes of this Agreement, the term “Cause” means that the Executive: (i) has been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, (ii) violated any of the Executive’s obligations under this Agreement, any award agreement under the EIP, any proprietary rights, non-competition, non-disclosure or other restrictive covenant agreements in effect between the Executive and the Company, including such agreements in this Agreement, which are demonstrably willful or deliberate on the Executive’s part, (iii) has willfully or deliberately failed to perform the Executive’s material duties assigned by, or to follow the lawful orders and direction of, the Board (other than by reason of illness or temporary disability), (iv) has engaged in illegal conduct, gross misconduct, fraud or material dishonesty in connection with the Business of the Company, (v) has engaged in willful misappropriation or embezzlement of any of the Company’s funds or property, or (vi) has engaged in conduct that violated the Company’s then existing written internal policies or procedures and which is detrimental to the Business or reputation of the Company. Any of the aforesaid clauses (ii), (iii) and (vi) may be cured by the Executive, if curable, if cured within fifteen (15) days after receipt by the Executive of written notice of the same. In the event such acts or omissions are capable of being cured, the effective date of termination, in the event of the Executive’s failure to cure, must be at least fifteen (15) days after such notice of termination to afford the Executive the ability to cure the same. The Company may place the Executive on paid leave for up to sixty (60) consecutive days while it is determining whether there is a basis to terminate Executive’s employment for Cause.

6

d. Expiration of Term. In the event that the Initial Term expires on June 30, 2024 without being extended by the Parties, the Company will pay or provide to the Executive (in addition to the Accrued Benefits payable under Section 9(a)), subject to Section 9(e), any Board-approved but unpaid Annual Incentive Bonus for the six-month period ended June 30, 2024, payable when the applicable Annual Incentive Bonus for such completed period of employment would have otherwise been paid.

e. Release. Any payments or benefits by the Company required under Sections 9(b), 9(c), and 9(d) shall be conditioned on and shall not be payable unless the Company receives from the Executive (or, in the event of the Executive’s death, the estate of the Executive) within thirty (30) days of the Date of Termination a fully effective and non-revocable written release in form and substance reasonably acceptable to the Company of any and all past, present or future claims that the Executive (or, in the event of the Executive’s death, the estate of the Executive) may have against the Company or any of its affiliates and any of their respective officers, directors and other related parties (all claims released in this Section 9(e) being referred to as the “Released Claims”), provided, however, that the Released Claims shall not include any claim by the Executive for indemnification from the Company relating to any act or omission prior to the Date of Termination, in each instance to the extent the Executive would have the right to be indemnified therefor under (and not otherwise prohibited or restricted by): (i) the laws of the State of Nevada, (ii) any Federal law applicable to the Company or the Executive, (iii) the Company’s articles of incorporation or bylaws, as amended, and (iv) the D&O Indemnity Agreement. The Company agrees to provide a form of release within seven (7) days of the Date of Termination.

f. Termination of Authority. Immediately upon the Executive terminating or being terminated from the Executive’s employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of the Executive’s terminated or expired position(s), including but not limited to any director or officer positions at the Company or any of its affiliates, and shall be without any of the authority or responsibility for such position(s).

10. Section 409A.

a. Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted this Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31st of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

7

c. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

d. Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service (as defined in Code Section 409A), the Executive is a “Specified Executive”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6)- month period or such shorter period, if applicable). The Executive will be a “Specified Executive” for purposes of this Agreement if, on the date of the Executive’s separation from service, the Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Executive” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is designated as a “Specified Executive” and the application of and effects of the change in such determination.

e. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

11. Activity Restrictions; Executive Covenants.

a. Purpose. As previously acknowledged, the Company has invested heavily in its information systems, personnel, product development, customers, and customer development. As a member of the Company’s executive management group, the Executive is entrusted with the fruits of these investments and the decisions to be made regarding similar future investments. In order to participate in the benefits of a highly compensated position of trust with the Company, the Company requires a written commitment from key employees that its trust will not be misplaced and its investments lost or damaged. Accordingly, the Executive makes the following promises regarding the Executive’s activities.

b. Best Efforts. The Executive will at all times perform all of the Executive’s assigned duties faithfully and exert the Executive’s best efforts to fully perform those duties pursuant to the express and implicit terms of this Agreement to the reasonable satisfaction of the Company. During employment, the Executive will not engage in or become interested in any calling, activity, or other business which is or may be contrary to or in competition with the interests and welfare of the Company.

8

c. Inventions; Intellectual Property.

i. Inventions. Every invention and improvement conceived, invented or developed by the Executive relating to or useable in the Business then being carried on or actively contemplated by the Company now existing or hereafter developed shall become the exclusive property of the Company. With respect to all inventive ideas originated or developed by the Executive which relate to the Business during the Term hereof, or as to which the Executive has acquired information as a result of the Executive’s employment with the Company, and all patents obtained on such inventive ideas, (a) the Executive agrees to disclose and assign, without charge, all such inventive ideas and any patents obtained thereon to the Company, but without expense to the Executive, (b) the Executive agrees that all such inventive ideas and any patents thereof shall be the exclusive property of the Company, and (c) the Executive will, at any and all times, furnish such information and assistance and execute such applications and other documents as may be advisable in the opinion of the Company to obtain both domestic and foreign patents, title to which is to be vested in the Company, and the Executive shall give the Company the full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

ii. Intellectual Property. The Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company or its successors and assigns without any separate remuneration or compensation other than that received by the Executive in the course of the Executive’s employment, the Executive’s entire right, title and interest in and to any and all inventions, developments, discoveries, models, or business plans or opportunities, or any other intellectual property of any type or nature whatsoever related to the Business or the Products (“Intellectual Property”), developed by the Executive during the period of the Executive’s employment by the Company or its affiliates and whether developed by the Executive during or after business hours, or alone or in connection with others, that is in any way related to the Business of the Company, its successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with the Executive’s obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, and (b) do not contain any confidential information or Intellectual Property of the Company. The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

d. Non-solicitation of Business. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive will not, directly or indirectly, solicit, interfere with, or divert away from the Company any customer of the Company who did any business with the Company during the Term hereof.

e. Non-enticement of Personnel. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive shall not, directly or indirectly, as an individual or on behalf of any other person or entity, hire, solicit, recruit, or attempt to entice away from the Company or any customer of the Company any person employed by or providing services to the Company or any customer of the Company. The Executive shall not approach any such employees for such a prohibited purpose and shall not knowingly cooperate in any other person or entity’s efforts to do so. The Company’s customers are third-party beneficiaries of this covenant and shall have standing to enforce the terms of this Section 11(e) by seeking whatever equitable and legal remedies may be available to the Company hereunder.

f. Confidentiality. The Executive shall not at any time during the Term hereof or at any time thereafter communicate, divulge, disclose, take, or use for himself any information, knowledge, data, or materials that were disclosed or obtained by the Executive during the Term (including, without limitation, any information and knowledge that was conceived, created, or developed by the Executive during the course of the Executive’s employment with the Company) which is related to the Business and the Products and is not already generally known in the Company’s trade by competitors. This restriction on confidential information disclosure and use shall apply to knowledge or information which relates to the Business or the business of the Company’s customers and is in the nature of a business secret of the Company or the Company’s customers. Included within the scope of this restriction shall be the specific items identified in Section 11(h) hereof and any other information and matters designated by the Company (verbally or in writing) to be confidential during the Term hereof. The Company’s customers are third-party beneficiaries of the aforestated covenants in this Section 11(f) and shall have standing to enforce its terms and seek whatever equitable or legal remedy that is necessary to repay or avoid harm to them, including, but not limited to, any remedy available to the Company under this Agreement. The obligations of the Executive with respect to the disclosure and use of confidential information under this Section 11(f) shall cease to the extent such information becomes generally known in the Company’s trade by competitors through a means other than a breach of this Agreement by the Executive. In the event the Executive is required by any legal proceedings to disclose confidential information, the Executive shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Executive with the provisions hereof.

9

g. Non-competition. During the Term hereof and for a period of one (1) year after the termination or expiration of this Agreement, regardless of who initiated the termination, the Executive shall not, alone, or as an agent, employee, servant, officer, partner or stockholder of any other corporation or business, directly or indirectly, engage in employment or business activity which relates to the sale, manufacturing, or marketing of products which are competitive with, substantially similar to, or serve the same function as the Products manufactured, marketed or sold by the Company either now or at any time during the Term. This post-termination restriction is limited to activities in or directed at the geographic area located in North America where the Company has sold or manufactured the Products at any time during the Term hereof. The Executive specifically agrees, without limitation, that the Executive will not accept a similar position or perform the same or similar responsibilities or services as performed for the Company for any business entity that is engaged in a business that is the same, or substantially similar to, the Business (i.e., a competitor).

h. Return of Company Materials. Upon request at any time during the Term hereof and without request at the time of the termination or expiration of this Agreement, without regard for who initiated the termination, the Executive agrees to promptly return (without retaining any copies, summaries, files or notes derived from source materials) all information and records regarding the Business and the Products, whether or not created by the Executive during the Term hereof including, but not be limited to: all financial, sales and purchase data for the Business and the Company’s customers, all financial statements and projections, all marketing surveys and analyses, all strategic planning material, all data on the Company’s competitors, all customer information, all records regarding prospective customers of the Company, all documents regarding pending or threatened litigation involving the Company, all legal opinions, all personnel evaluations for the Company’s employees and outside vendors and contractors, all computer hardware and software, all price lists and formulas, all pricing quotations or proposals, all lists or compilations of customers and prospects, all promotional materials, all internal operating reports, all budgets and projections, all information related to the Company’s product development and intellectual property, all product designs, specifications, drawing, engineering, bills of material and other information related to the Products, all corporate and equipment manuals and policies, all contracts with customers and suppliers, all supplier prices and quotations, all business correspondence, all catalogs and product samples, all sensitive customer information, all sales reports and invoices, and all tangible and intangible property owned by the Company.

i. Non-Disparagement. During the Term and thereafter, the Executive shall not knowingly, directly or indirectly, make negative comments or otherwise disparage the Company, any of its affiliates, or any of their respective officers, directors, employees, shareholders, agents or businesses in any manner likely to be harmful to them or their business reputations or personal reputations. The Company shall direct its officers, directors and senior management team to not disparage or encourage or induce others to disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings), provided that the Executive has given the Company prompt written notice of any such legal process and cooperated with the Company’s efforts to seek a protective order.

10

j. Executive’s Representations. The Executive represents and acknowledges that none of the activity restrictions set forth in this Section 11 will prevent the Executive from obtaining employment, cause undue hardship, cause a relocation, or adversely impact numerous other business and employment opportunities that are not affected by the existence of these restrictions. The Executive further acknowledges that the Executive believes the foregoing restrictions to be reasonable and necessary to protect the Company’s legitimate business interests. Any violation of the restrictions in this Section 11 can cause harm to the Company of an irreparable nature for which money damages alone will not suffice. The Executive agrees that the Executive will fully and promptly disclose to any person or entity with which the Executive becomes associated subsequent to the termination or expiration of this Agreement all of the restrictions on the Executive’s post-termination activities. The Company shall also have the right to disclose this Agreement to any business entity hiring or utilizing the services of the Executive subsequent to the termination or expiration of this Agreement.

k. Common Law and Trade Secrets. The Executive and the Company agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

l. Tolling. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

m. Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of Section 11 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company and its affiliates shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates, under law or in equity (including, without limitation, the recovery of damages):

i. the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court of competent jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

ii. the right and remedy to require the Executive to account for and pay over to the Company or any of its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and assigns and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company, except that the Company may assign it to an affiliate of the Company and shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise). When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment and the Company shall be released of all obligations hereunder. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns as provided in this Section 12 and is not for the benefit of, nor may any provision hereof be enforced by, any other person, except as otherwise set forth in this Agreement.

11

13. Alternative Dispute Resolution.

a. Coverage. Except as otherwise expressly provided in this Agreement or by law, this Section 13 is the sole and exclusive method by which the Executive and the Company are required to resolve any and all disputes arising out of or related to the Executive’s employment with the Company or the termination of that employment, each of which is referred to as “Employment-Related Dispute,” including, but not limited to, disputes arising out of or related to any of the following subjects: (i) compensation or other terms or conditions of the Executive’s employment, (ii) application or enforcement of any Company program or policy to the Executive, (iii) any disciplinary action or other adverse employment decision of the Company or any statement related to the Executive’s employment, performance or termination, (iv) any policy of the Company or any agreement between the Executive and the Company, (v) disputes over the arbitrability of any controversy or claim which arguably is or may be subject to this Section 13, (vi) claims arising out of or related to any current or future federal, state or local civil rights laws, fair employment laws, wage and hour laws, fair labor or employment standards laws, laws against discrimination, equal pay laws, wage and salary payment laws, plant or facility closing or layoff laws, laws in regard to employment benefits or protections, family and medical leave laws, and whistleblower laws, including by way of example, but not limited to, the federal Civil Rights Acts of 1866, 1871, 1964 and 1991, the Pregnancy Discrimination Act of 1978, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Fair Labor Standards Act of 1938, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Executive Retirement Income Security Act of 1978, as they have been or may be amended from time to time, or (vii) any other dispute arising out of or related to the Executive’s employment or the Executive’s termination.

b. Negotiation; Mediation. Any Employment-Related Dispute asserted by one Party against the other Party shall be delivered in writing to the other Party. During the fifteen (15)-day period following receipt of the assertion by the other Party, the Parties shall attempt in good faith to negotiate a resolution of the Employment-Related Disputes so asserted. If the Employment-Related Disputes so asserted cannot be settled through negotiation and remains unresolved after the fifteen (15)-day negotiation period, the Executive or the Company may submit the dispute to mediation and the Parties shall attempt in good faith to resolve the dispute by mediation, under the mediation procedure of the American Arbitration Association (“AAA”). Unless the Parties agree otherwise in writing, the mediation shall be conducted by a single mediator, and the mediator shall be selected from an appropriate AAA panel pursuant to the AAA rules, respectively. The mediation shall be conducted in Denver, Colorado. Unless the Parties agree otherwise, the cost of the mediator’s professional fees and expenses and any reasonable administrative fee will be shared and paid equally by the Parties, and each Party shall bear its own attorneys’ fees and costs of the mediation.

c. Binding Arbitration. If the Employment-Related Disputes so asserted cannot be settled through mediation and remains unresolved thirty (30) days after the appointment of a mediator, the Executive or the Company may submit the dispute to arbitration and the dispute shall be settled in arbitration. Notice of a demand to arbitrate a dispute by either Party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the AAA in its office in Denver, Colorado. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Denver, Colorado regardless of the particular plant or facility of the Parties. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each Party shall pay its own fees and expenses for the arbitration except for any costs and charges imposed by the AAA which may be assessed against the losing Party by the arbitrator. Any fees of the arbitrator for the arbitrator’s services shall in all events be shared and paid equally by the Parties.

12

d. Equitable Relief. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a Party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, including without limitation as provided under Section 14(h) hereof, then either Party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the Parties. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

e. Severability. In the event that any court or arbitrator finds or holds any restriction contained in this Agreement, including the Restrictive Covenants, to be unreasonable, invalid, or unenforceable, then it is the express intent of the Parties that the court or arbitrator so holding shall modify or amend the offending restriction or restrictions in any reasonable fashion so as to render it or them enforceable to the fullest extent possible under prevailing law. In the event that any restriction is deemed void and unenforceable and not suitable or capable of being so modified, then such restriction shall be severed. Each term and provision of this Agreement is and shall be construed as severable in whole or in part, and, if any provision or the application thereof to particular circumstances should be invalid, illegal, or unenforceable, then the remaining terms and provisions shall not be affected and shall remain fully enforceable. An adjudication or finding of invalidity or unenforceability for one jurisdiction of any particular provision shall not invalidate or void such provision in any other jurisdiction. It is the express intent of the Parties that all restrictions imposed by this Agreement be construed and applied to avoid legal nullities and with a view towards enforcement whenever possible

14. Miscellaneous.

a. Time of the Essence. Time is of the essence with respect to this Agreement. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day (i.e, a Saturday, Sunday or federal holiday), then such action may be taken or such right may be exercised on the next succeeding business day.

b. Entire Agreement. This Agreement constitutes the entire understanding or agreement between the Company and the Executive relating to the subject matter hereof and there is no understanding or agreement, oral or written, which is not set forth herein. This Agreement supersedes and replaces any prior employment agreement or understanding, oral or written, between the Company and the Executive. This Agreement may only be amended by a writing signed by the Company and the Executive.

c. Waiver. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

13

d. Construction. In the event of a conflict or ambiguity created between the Company’s current personnel manual for all employees and this Agreement, it is agreed that this Agreement shall control. No policies, procedures, or statements of any nature by the Company shall modify this Agreement or be construed to create express or implied obligations to the Executive. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto. The word “including” shall be construed to include the words “without limitation.” In this Agreement, unless the context otherwise requires, references to the singular shall include the plural and vice versa. The word “Company” shall be construed to include the Company and its subsidiaries and affiliates, whether now existing or hereafter established.

e. Notices. All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other Party hereto, in accordance with this Section 14(e).

i.	If to the Company:	Surna Inc.
1780 55th Street
Boulder, Colorado 80301
Attention: CEO

ii.	If to the Executive, at the Executive’s last residence shown on the records of the Company.

f. Public Announcements. The Company intends to publicly announce and disclose this Agreement and the subject matter hereof in accordance with applicable laws. Until such time as the Company has publicly announced and/or disclosed this Agreement and the subject matter hereof, the Executive shall not publicly announce or disclose to any third party the existence of this Agreement or the subject matter hereof.

g. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado, without regard to the principles of conflicts of law thereof.

h. Equitable Relief. The Executive acknowledges and agrees that, notwithstanding anything herein to the contrary, including without limitation Section 13(d) hereof, upon any breach by the Executive of the Executive’s obligations under Section 11, the Company will have no adequate remedy at law, and accordingly shall be immediately entitled to specific performance and other appropriate injunctive and equitable relief in a court of competent jurisdiction.

i. Cooperation in Future Matters. The Executive hereby agrees that for a period of eighteen (18) months following the Executive’s termination of employment, the Executive shall cooperate fully with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with the Executive’s rights under or ability to enforce this Agreement.

j. Withholding. Any payments provided for in this Agreement shall be paid net of any applicable income tax withholding required under federal, state or local law.

k. Survival. Notwithstanding anything in this Agreement or elsewhere to the contrary, the provisions of Sections 9, 10, 11, 12, 13 and 14 shall survive the termination of the Executive’s employment or this Agreement.

l. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of this page intentionally left blank. Signature page follows.]

14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

	EXECUTIVE	COMPANY

Surna Inc.

	/s/ R. Brian Knaley	By:	/s/ Anthony K. McDonald
	R. Brian Knaley, Individually		Anthony K. McDonald, Chief Executive Officer

Date:		Date:

15

[Signature Page to Executive Employment Agreement]

16

EXHIBIT A

Form of Non-Qualified Stock Option Agreement

EXHIBIT B

PERMITTED ACTIVITIES

Investment in and advisory work for Proximo